UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2009

Gartner, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14443	04-3099750

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06902-7700
(Address of principal executive offices, including zip code)
(203) 316-1111
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 17, 2009, John Joyce, a member of the board of directors (the “Board”) of Gartner, Inc. (the “Company”), notified the Company that he intends to step down from the Board effective immediately. Mr. Joyce’s decision to resign is in conjunction with the recent secondary public offering by Silver Lake Partners and certain of its affiliates (“Silver Lake”) of all of their remaining holdings in the Company (the “Offering”) and did not result from any disagreement with the Company, the Company’s management or the Board on any matter relating to the Company’s operations, policies or practices. Mr. Joyce, a managing director of Silver Lake, has served on the Board since July 2005 as the designee of Silver Lake pursuant to an Amended and Restated Securityholders Agreement, dated as of July 12, 2002, by and between the Company and Silver Lake (the “Agreement”). Silver Lake’s right to designate any members of the Board pursuant to the Agreement terminated upon consummation of the Offering.

Item 8.01.	Other Events.
In connection with the closing of the Offering, on December 14, 2009, the Company and Silver Lake entered into Amendment No. 1 to Amended and Restated Securityholders Agreement, pursuant to which the parties agreed that the provisions of the Agreement, other than certain indemnification rights, would terminate effective as of December 14, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.
	By:	/s/ Christopher J. Lafond
Christopher J. Lafond
Date: December 18, 2009		Executive Vice President, Chief Financial Officer